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Isle of Capri Casinos, Inc. Announces Agreement to Sell Vicksburg, Miss. and Bossier City, La. Properties

BILOXI, Miss., February 14, 2006 /PRNewswire-FirstCall/ - Isle of Capri Casinos, Inc. (Nasdaq: ISLE) announced this morning the execution of an agreement to sell the Company’s properties in Bossier City, La. and Vicksburg, Miss. to privately owned Legends Gaming, LLC for $240 million cash. Proceeds from the sale are expected to be used to fund existing development projects and/or pay down debt. The agreement is subject to regulatory approvals and other customary closing conditions.

Legends Gaming, LLC was recently formed to own and operate casinos primarily located in regional markets. Legends’ principals are expected to be William J. McEnery, chairman; Michael E. Kelly, president and chief executive officer and G. Dan Marshall, chief operating officer and chief financial officer.

"We determined that the sale of our Vicksburg and Bossier City properties will allow the Isle to focus on opportunities that more closely match our portfolio and strategic vision," said Timothy M. Hinkley, president and chief operating officer. “Both of these properties have been a part of the Isle family since the early days and our team members have been a valuable asset. Over the years, the Vicksburg and Bossier City communities have been good for our industry and we expect Legends Gaming will be as warmly welcomed as we were.”

“We are extremely pleased to have entered into this agreement with Isle of Capri and for the opportunity they have provided for Legends to commence casino operations in Louisiana and Mississippi. We look forward to working with team members, gaming regulators and the local Bossier City and Vicksburg communities in an effort to continue to provide a first-class entertainment venue in these markets,” McEnery, said.

The company expects to complete the transaction in the second or third calendar quarter of 2006.

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Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley, Walsall and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.
Allan B. Solomon, Executive Vice President-561.995.6660
Donn Mitchell, Chief Financial Officer-228.396.7052
Jill Haynes, Director of Corporate Communication-228.396.7031

Legends Gaming, LLC
Michael E. Kelly, President and Chief Executive Officer-702.287.4312
G. Dan Marshall, Chief Operating Officer and Chief Financial Officer-815-469-1564

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com